Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Nuverra Environmental Solutions, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 14, 2011 (December 7, 2011 as to the effects of the discontinued operations presentation for 2010 as described in Note 18), on the consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the year ended December 31, 2010, of Nuverra Environmental Solutions, Inc. (formerly Heckmann Corporation) and its subsidiaries (the “Company”), which appear on page F-3 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to our Firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/ GHP Horwath, P.C.

Denver, Colorado

May 22, 2013